UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31,2009

MILLENIA HOPE INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

(Commission file no.)                        (IRS Employer Identification No.)

                                                                 98-0213828

2711, CENTREVILLE ROAD, BUREAU 400
WILMINGTON, DELAWARE 19808

Postal address:
490 du Parc Industriel suite 202
Longueuill, Quebec J9V 3V6

 Company's telephone number, including area code: (514) 846-5757

Item 1.01 Entry into a Definitive Material Agreement

As of August 31, 2009 First Asian Investment Corp (FAIC) had advanced $91,000 to the Company to fund the $91,000 previously due from the Company to SOCPRA for the company’s purchase of the Bradykinin patent license. First Asian Investment Corp had also undertaken to make a best effort to procure funding for the Bradykinin research project, up to $3 million Cdn. The Company and FAIC agreed that, in return for the aforementioned $91,000 and funding commitment, the Company would give FAIC 70 million post reverse- split shares of Millenia Hope, as well as 74% of its wholly owned subsidiary company, Genesis Biopharma Inc who owns the Bradykinin license.

Item 2.02 Material Impairments

The Company is contemplating legal action against certain former Officers/Directors of the Company who are not respecting their signed Confidentiality and Non-circumvent agreements.

Item 3.03 Material Modifications to Rights of Security Holders

As of November 9, 2009 the Company received its authorization from FINRA and proceeded to reverse split its shares in a ratio of 1:7.  This will allow us to issue further shares to the NIR group and keep us in compliance with the lending agreement with NIR. We are seeking the aid of the NIR Group in financing the Bradykinin project and also for our interim financing for the day- to- day expenses and debts. These debts include a $75,000 judgement, for unpaid legal fees to Heenan Blaikie S.E.N.C.R.L., as well as fees due to our auditors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date November 30, 2009

Millenia Hope Inc.
By: /s/ Leonard Stella
Name Leonard Stella
Its: Chief Executive Officer

By: /s/ Yehuda Kops
Name: Yehuda Kops
Its: Acting Chief Financial Officer